Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2018 Results

First Quarter 2018 Financial Highlights

•             Cash provided by operating activities of $50.3 million in Q1 2018 vs. $34.1 million in Q1 2017

•             Net income attributable to Atlantic Power of $15.9 million in Q1 2018 vs. loss of $(2.7) million in Q1 2017; improvement primarily due to increase in unrealized foreign exchange gain, higher project income and lower corporate interest expense

•             Project income increased $3.0 million to $28.3 million in Q1 2018 from $25.3 million in Q1 2017

•             Project Adjusted EBITDA of $53.4 million in Q1 2018 vs. $63.8 million in Q1 2017; decline primarily attributable to contract expirations in Ontario and San Diego, partially offset by other factors

•             Repaid $32.4 million of term loan and project debt in Q1 2018; expect to repay $100 million in 2018

•             In January, issued new Cdn$115.0 million 6.00% convertible debentures with a 2025 maturity and used proceeds to redeem all but Cdn$24.7 million of remaining 2019 convertible debentures

•             Repurchased approximately 3.0 million common shares and 320,595 preferred shares in March 2018, at a total cost of approximately $10.4 million

•             Liquidity at March 31, 2018 was $205.1 million, including approximately $32 million of discretionary cash

Recent Developments (April 2018)

•             Executed third re-pricing of term loan and revolver, reducing spread by another 50 basis points

•             Repurchased approximately 0.5 million common shares, at a cost of approximately $1.1 million

•             Kenilworth customer executed a one-year renewal option under the contract to September 2019

2018 Guidance

•             Reaffirmed 2018 Project Adjusted EBITDA guidance (see page 5 of this news release)

DEDHAM, MASSACHUSETTS — May 3, 2018 — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three months ended March 31, 2018.  Net income attributable to Atlantic Power was $15.9 million versus a loss of $(2.7) million in the year-ago period, as discussed above.  Project Adjusted EBITDA decreased $10.4 million from the 2017 period, primarily due to expiration of the PPAs at Kapuskasing and North Bay (in Ontario) in December 2017 and the cessation of operations at the Company’s three projects in San Diego in February 2018, partially offset by higher Project Adjusted EBITDA at Morris and more modest increases at other projects.  Despite lower Project Adjusted EBITDA, Cash provided by operating activities increased $16.2 million from the year-ago period, mostly because of a decrease in working capital at the Company’s Ontario and San Diego projects and because of lower cash interest payments.

“Although Project Adjusted EBITDA declined in the first quarter due to PPA expirations in Ontario and San Diego, results exceeded our expectations, as our Morris project benefited from higher power prices and energy sales during the extremely cold weather earlier this year and our Mamquam project experienced higher water flows,” said James J. Moore, Jr., President and CEO of Atlantic Power.  “During the quarter we continued to strengthen our balance sheet and credit profile by repaying $32.4 million of term loan and project debt and refinancing the majority of our 2019 convertible debenture maturities.  We ended the first quarter with liquidity of $205 million, including approximately $32 million of discretionary cash, after repurchasing $6.4 million of common shares and $4 million (US$ equivalent) of preferred shares in March.  In April, we repurchased another $1.1 million of common shares and executed the third successful re-pricing of our term loan and revolver, which will further reduce our cash interest payments on those facilities by approximately $8.5 million through their respective maturity dates.”

Atlantic Power Corporation

Table 1 — Summary of Financial Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended March 31,
	2018	2017
Financial Highlights
Project revenue	$80.0	$98.4
Project income	28.3	25.3
Net income (loss) attributable to Atlantic Power Corporation	15.9	(2.7)
Cash provided by operating activities	50.3	34.1
Project Adjusted EBITDA	53.4	63.8

All amounts are in U.S. dollars and are approximate unless otherwise indicated. Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies. Please refer to “Non-GAAP Disclosures” on page 12 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss), the most directly comparable measure on a GAAP basis, and Net loss.

Financial Results for the Three Months Ended March 31, 2018

Results for the first quarter of 2018 were adversely affected, as expected, by the expirations of the PPAs at Kapuskasing and North Bay in Ontario at year-end 2017, the early terminations of the PPAs for the three San Diego projects effective March 1, 2018, and maintenance costs incurred to return Tunis to service later this year.  Positive variances occurred at Morris, which benefited from higher power prices and demand levels in January due to extremely cold temperatures, and at Mamquam, which experienced water flows that were significantly better than average.  A non-cash foreign exchange gain and reduced interest expense resulted in higher net income for the quarter, although these factors do not affect Project Adjusted EBITDA.

Net income, Project Income and Project Adjusted EBITDA

Net income attributable to Atlantic Power Corporation for the first quarter of 2018 was $15.9 million compared to a net loss of $(2.7) million in the first quarter of 2017.  The $18.6 million improvement was primarily attributable to a $3.0 million increase in Project income (discussed below); a $10.7 million increase in unrealized foreign exchange gain, most of which was related to the revaluation of debt denominated in Canadian dollars (due to the depreciation of the Canadian dollar since December 31, 2017); a $2.2 million reduction in corporate interest expense as a result of debt repayment and re-pricing of the Company’s credit facilities; a $2.0 million change in fair value of the conversion option derivative related to the Series E convertible debentures; and a $3.9 million gain on the repurchase of the Company’s preferred shares.

Project income for the first quarter of 2018 increased $3.0 million to $28.3 million from $25.3 million in the year-ago period.  Lower project income at Kapuskasing, North Bay, Tunis and the three San Diego projects was more than offset by increased project income at Williams Lake, due to lower depreciation expense resulting from an impairment recorded in 2017, and higher contracted firm energy revenues; Morris, due to higher generation levels and higher energy and capacity prices; Nipigon, mostly due to an increase in the fair value of a derivative; Piedmont, due to lower interest expense following the repayment of the project debt in full in October 2017; Frederickson, due to lower amortization expense resulting from an impairment recorded in 2017; and Mamquam, which experienced higher water flows than the year-ago period (as well as against average levels).

Project Adjusted EBITDA for the first quarter of 2018 declined $10.4 million to $53.4 million from $63.8 million in the first quarter of 2017.  The decrease was primarily attributable to the expiration of contracts at Kapuskasing and North Bay at year-end 2017 (-$14.9 million); the termination of PPAs for all three San Diego projects effective March 1, 2018 (-$2.7 million); and maintenance expenses incurred at Tunis in preparation for restart (-$2.6 million).  Partially offsetting these decreases were increases at Morris, due to higher generation levels and higher power prices resulting from extremely cold temperatures in January, a higher capacity price realized in the PJM capacity auction for this year, and higher steam and ancillary services revenue ($3.6 million); Nipigon, due to a higher capacity rate under the contract ($1.7 million); Williams Lake, due to higher firm energy revenues ($1.0 million); Mamquam, due to higher water flows ($0.9 million), and more modest increases at several other projects, including a $0.7 million benefit from Selkirk, which had posted a loss in the first quarter of 2017 and was sold in November 2017.

Cash Flow

Cash provided by operating activities for the first quarter of 2018 increased $16.2 million to $50.3 million from $34.1 million in the year-ago period.  The impact on operating cash flow of a $10.4 million reduction in Project Adjusted EBITDA was more than offset by a $4.5 million reduction in cash interest payments (resulting from debt repayment and a lower spread on the Company’s credit facilities) and $20.9 million of net favorable changes in working capital, including an $18.3 million decrease in working capital at Kapuskasing, North Bay, Nipigon and the San Diego projects.  The PPAs for five of these projects expired between the end of 2017 and March 31, 2018.

Cash used in investing activities for the first quarter of 2018 was $(1.1) million, slightly lower than the $(2.0) million in the first quarter of 2017.  This was the result of lower capital expenditures.

Cash used in financing activities for the first quarter of 2018 was $(45.7) million as compared to $(29.5) million in the year-ago period.  The Company issued $92.2 million (US$ equivalent) of Series E convertible debentures and used the proceeds to redeem all of its Series C convertible debentures and most of its Series D convertible debentures, totaling $(88.1) million.  The Company also repaid $(32.4) million of term loan and project debt, repurchased $(6.4) million of common shares and $(4.0) million (US$ equivalent) of preferred shares.  It also paid $(2.2) million of preferred dividends.  In the comparable 2017 period, the Company repaid $(27.4) million of term loan and project debt and paid $(2.1) million of preferred dividends.

For the quarter, the Company had a $3.5 million net increase in cash and cash equivalents.

Liquidity and Balance Sheet

Liquidity

As shown in Table 2, the Company’s liquidity at March 31, 2018 was $205.1 million, an increase of $6.9 million from the December 31, 2017 level.  The Company’s unrestricted cash of $82.6 million includes $39.2 million at the parent, of which the Company considers approximately $32 million to be discretionary cash available for general corporate purposes.  The $10.5 million reduction in cash at the parent from the December 31, 2017 level was primarily attributable to the repurchase of $10.4 million of common and preferred shares in March 2018.

Atlantic Power Corporation

Table 2 — Liquidity (in millions of U.S. dollars)

Unaudited

	Mar. 31, 2018	Dec. 31, 2017
Cash and cash equivalents, parent	$39.2	$49.7
Cash and cash equivalents, projects	43.4	29.0
Total cash and cash equivalents	82.6	78.7
Revolving credit facility	200.0	200.0
Letters of credit outstanding	(77.5)	(80.5)
Availability under revolving credit facility	122.5	119.5
Total liquidity	$205.1	$198.2

Excludes restricted cash of:	$5.7	$6.2

Balance Sheet

Debt Repayment

During the first quarter of 2018, the Company repaid $30 million of the APLP Holdings term loan and amortized $2.4 million of project-level debt.  This is consistent with the Company’s plan to repay $90 million of the term loan and amortize $10 million of project debt in 2018.  At March 31, 2018, the Company’s consolidated debt was $810 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.2 times.

Convertible Debentures

As previously reported, on January 29, 2018, the Company closed the offering (the “Series E Offering”) of Cdn$100.0 million of 6.00% Series E convertible unsecured subordinated debentures (the “Series E Debentures”).  On February 2, 2018, the underwriters exercised their over-allotment option, which resulted in the Company issuing another Cdn$15.0 million of Series E Debentures.  The Series E Debentures have a maturity date of January 31, 2025.  The conversion rate on the Series E Debentures is approximately 238.0952 common shares per Cdn$1,000 principal amount, representing a conversion price of Cdn$4.20 per common share.  Net proceeds from the offering after expenses totaled Cdn$109.1 million.

The Company used the net proceeds from the Series E Offering to redeem, in full, the outstanding principal amount of US$42.5 million of 5.75% Series C convertible unsecured subordinated debentures (which have a maturity date of June 2019) (the “Series C Debentures”) and to redeem Cdn$56.2 million, on a pro rata basis, of the outstanding principal amount of the 6.00% Series D extendible convertible unsecured subordinated debentures (which have a maturity date of December 2019) (the “Series D Debentures”).  The redemptions occurred on March 5 and March 7, 2018, respectively.  Following the redemptions, the Company has Cdn$24.7 million of Series D Debentures outstanding ($19.2 million on a US$ equivalent basis).

Debt Maturity Profile

As a result of the convertible debenture transactions, the Company has no bullet maturities until December 2019, the maturity date of the remaining Cdn$24.7 million of Series D Debentures.  The Series D Debentures are callable at par at any time prior to maturity.  There are no bullet maturities in 2020 or 2021.  The Company’s $200 million revolving credit facility matures in April 2022.  The $510 million APLP Holdings term loan has an April 2023 maturity, although it is expected to be more than 80% repaid by the maturity date.  The Cdn$115.0 million of Series E Debentures have a January 2025 maturity date.

Re-pricing of Term Loan and Revolver

As previously reported in its April 19, 2018 press release, the Company executed a re-pricing of the APLP Holdings term loan and revolving credit facility, reducing the interest rate margin on the term loan and revolver by 50 basis points, to LIBOR plus 300 basis points.  This represented the third re-pricing for these facilities since April 2017, resulting in a cumulative reduction in the spread of 200 basis points.  The Company expects to realize, before related transaction costs, $2.1 million of interest cost savings in 2018 and $8.5 million over the remaining terms of the facilities, as a result of the 50 basis point reduction.  The combined savings of the three re-pricing transactions are expected to be approximately $41 million over the remaining terms of the facilities.  Transaction costs associated with the re-pricing will be included in interest expense in the second quarter of 2018.

Normal Course Issuer Bid (NCIB) Update

On December 29, 2017, the Company put in place an NCIB for its common and preferred shares and convertible debentures.  It did not make any purchases under the NCIB in January or February.  In March and April 2018, the Company purchased and canceled approximately 3.5 million common shares at a total cost of $7.4 million, or an average price of $2.10 per share.  In March 2018, the Company purchased and canceled 237,500 shares of the 4.85% Cumulative Redeemable Preferred, Series 1 at Cdn$15.25 per share and 83,095 shares of the Cumulative Floating Rate Preferred, Series 3 at Cdn$17.80 per share, for a total payment of Cdn$5.1 million.

2018 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.  These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company is reaffirming its guidance for 2018 Project Adjusted EBITDA in the range of $170 to $185 million.  As discussed in the Company’s March 1, 2018 year-end 2017 earnings release, when it initiated 2018 guidance, the expected decrease from 2017 Project Adjusted EBITDA of $288.8 million is primarily attributable to the impact of PPA expirations in 2017 and 2018 and the non-recurrence of revenues received under the OEFC settlement in 2017.  Other factors contributing to lower Project Adjusted EBITDA include maintenance expense associated with a planned gas turbine overhaul at Manchief in the second quarter of 2018 and restart costs for Tunis.  The majority of the Tunis costs are being incurred in the first six months of 2018 and a substantial majority will be expensed.  The Company’s 2018 guidance assumes average water conditions as compared to favorable conditions in 2017.  These negative factors are expected to be partially offset by increases at several other projects, including Morris (a higher PJM capacity price) and Frederickson (maintenance outage in 2017).

Table 3 provides a bridge of the Company’s 2018 Project Adjusted EBITDA guidance to Cash provided by operating activities.  For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil.  The impact of lower Project Adjusted EBITDA on cash provided by operating activities is expected to be mitigated by a $27 million reduction in cash interest payments in 2018 relative to 2017, which is $2 million better than the Company’s previous expectation as a result of the recent re-pricing of its term loan and revolver.   The reduction in cash interest payments is attributable to a full year benefit from the $166 million of debt repaid in 2017, a partial year benefit from the expected debt repayment of $100 million in 2018, the lower interest rate on the term loan and revolver, and the non-recurrence of the Piedmont interest rate swap termination cost incurred in 2017.

Atlantic Power Corporation

Table 3 — Bridge of 2018 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities

(in millions of U.S. dollars)

Unaudited

2018 Guidance (initiated 3/1/18)
Project Adjusted EBITDA	$170 - $185
Adjustment for equity method projects(1)	(2)
Corporate G&A expense	(22)
Cash interest payments	(45)
Cash taxes	(4)
Other (including changes in working capital)	—
Cash provided by operating activities	$95 - $110

Note: For the purpose of providing a bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution from equity method projects.

Commercial and Operational Updates

2018-2019 PPA Expirations

The Company has five projects with PPAs that expired in 2018 or are scheduled to expire in 2019.

Naval Station, NTC and North Island (San Diego).  As previously reported, the projects ceased operations on February 7, 2018 when the land use agreements with the U.S. Navy that provided the Company the right to use the sites expired.  The early termination of the PPAs with San Diego Gas & Electric was approved by the California Public Utilities Commission on March 1, 2018, and the appeal period for that approval has since expired, thus eliminating the risk of any potential liabilities to the Company arising from the early termination.  Although the Company has executed new power contracts for all three projects, those contracts are conditioned upon the Company obtaining the right to remain on the Navy sites for the contract term, which appears unlikely.  The Company is proceeding with plans to decommission the three projects, which is required by its land use agreements with the Navy, and is in the process of defining the scope of work and timing with the Navy.

Williams Lake (British Columbia).  Since April 2, 2018, the project has been operating under a short-term extension of the energy purchase agreement with BC Hydro.  The extension is scheduled to expire on June 30, 2019, or September 30, 2019 at the option of BC Hydro.  The amended contract is subject to the approval of the BC Utilities Commission (BCUC), which in early April ordered a written hearing process that commenced recently.  If the BCUC has not approved the amended contract within a specified timeframe, either party has the right to terminate the contract.

Kenilworth.  In late April 2018, Merck, which is the customer under the Energy Services Agreement (ESA) at Kenilworth, exercised the first of its three one-year renewal options under the contract.  The expiration date of the ESA is now September 30, 2019.  The economics of the extension are substantially similar to those under the original ESA term.

Tunis Planned Restart

The Company is continuing work to return Tunis to service as a simple-cycle plant and recently gave notice to the Ontario Independent Electricity System Operator that it plans to restart operations on July 1, 2018.  The estimated $5 to $6 million cost of the restart is being expensed, with the majority of these costs to be incurred in the first six months of 2018.  The project has a 15-year PPA that will commence with commercial operation.  Under the PPA, Tunis will receive monthly capacity payments and will earn energy revenues for those periods during which it operates.

Manchief Outage

The Company began a major gas turbine outage at its Manchief project in mid-April, which is expected to run through late May.  This is similar to the one undertaken in 2015 for the project’s other gas turbine.  The costs will be expensed.  The Company expects the outage to reduce Project Adjusted EBITDA for Manchief by approximately $7 million in the second quarter of 2018.

Maintenance and Capex

There has been no change to the Company’s planned maintenance expenses of approximately $34.8 million and capital expenditures of approximately $1.4 million for 2018.  The modest increase in maintenance expense relative to the 2017 level ($32.6 million) is associated with the Tunis restart work and the Manchief gas turbine outage, partially offset by lower maintenance expense at Frederickson and other projects.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and schedules reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 12 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Friday, May 4, 2018 at 8:30 AM ET.  Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date:  Friday, May 4, 2018

Start Time:  8:30 AM ET

Phone Number:  U.S. (Toll Free) 1-855-239-3193; Canada (Toll Free) 1-855-669-9657; International (Toll) 1-412-542-4129.

Conference Access:  Please request access to the Atlantic Power conference call.

Webcast:  The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay/Archive Information:

Replay:  Access conference call number 10119184 at the following telephone numbers:  U.S. (Toll Free) 1-877-344-7529; Canada (Toll Free) 1-855-669-9658; International (Toll) 1-412-317-0088.  The replay will be available one hour after the end of the conference call through June 4, 2018 at 11:59 PM ET.

Webcast archive:  The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in nine states in the United States and two provinces in Canada.  The generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2019 to 2037.  The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements.  The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer).  The majority of the projects in operation are 100% owned and directly operated and maintained by the Company.  The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects.  These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•                  the Company’s expectation that it will repay $100 million of debt in 2018;

•                  the Company’s estimates of interest cost savings resulting from the April 2018 re-pricing of its credit facilities;

•                  the Company’s view that approximately $32 million of cash at the parent is available for discretionary purposes;

•                  the Company’s estimate that it will have repaid more than 80% of its term loan by the April 2023 maturity date;

•                  the Company’s guidance for 2018 Project Adjusted EBITDA in the range of $170 to $185 million;

•                  the Company’s estimate that the majority of the expected decline in 2018 Project Adjusted EBITDA is attributable to the impact of PPA expirations in 2017 and 2018 and the non-recurrence of revenues received under the OEFC settlement;

•                  the Company’s estimate that decreases to 2018 Project Adjusted EBITDA, including the impact of PPA expirations and lower expected results at Tunis and Manchief, will be partially offset by increases at several other projects, including Morris and Frederickson;

•                  the Company’s estimate for 2018 Cash provided by operating activities in the range of $95 to $110 million, assuming for this purpose that changes in working capital are nil;

•                  the Company’s estimate that cash interest payments in 2018 will be approximately $45 million, or $27 million lower than the 2017 level, with the decline attributable to debt repayment in 2017 and 2018, the re-pricings of the Company’s credit facilities, and the non-recurrence of the Piedmont interest rate swap termination cost incurred in October 2017;

•                  the Company’s view that it is unlikely to obtain site control at its three San Diego projects;

•                  the Company’s expectations with respect to progress on PPAs expiring in 2019;

•                  the Company’s expectations with respect to the estimated cost and timing of a planned restart of its Tunis project;

•                  the Company’s expectations with respect to the estimated cost and timing of a major gas turbine outage at its Manchief project in the second quarter of 2018;

•                  the Company’s estimation that, in 2018, including its share of equity-owned projects, maintenance expense will total approximately $34.8 million and capital expenditures will total approximately $1.4 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet (in millions of U.S. dollars)

Unaudited

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$82.6	$78.7
Restricted cash	5.7	6.2
Accounts receivable	26.7	52.7
Current portion of derivative instruments asset	4.8	2.7
Inventory	16.1	17.7
Prepayments	6.3	6.9
Income taxes receivable	0.8	1.0
Other current assets	3.8	3.1
Total current assets	146.8	169.0
Property, plant and equipment, net	585.8	602.3
Equity investments in unconsolidated affiliates	169.4	163.7
Power purchase agreements and intangible assets, net	178.5	191.2
Goodwill	21.4	21.3
Derivative instruments asset	3.4	2.8
Other assets	7.8	8.5
Total assets	$1,113.1	$1,158.8

Liabilities
Current liabilities:
Accounts payable	$5.7	$2.2
Accrued interest	3.7	0.3
Other accrued liabilities	16.4	25.5
Current portion of long-term debt	83.6	99.5
Current portion of derivative instruments liability	6.4	4.4
Other current liabilities	0.3	1.0
Total current liabilities	116.1	132.9
Long-term debt, net of unamortized discount and deferred financing costs	597.1	616.3
Convertible debentures, net of discount and unamortized deferred financing costs	98.9	105.4
Derivative instruments liability	18.0	19.9
Deferred income taxes	14.3	11.7
Power purchase and fuel supply agreement liabilities, net	23.3	24.1
Other long-term liabilities	50.8	51.7
Total liabilities	$918.5	$962.0

Equity
Common shares, no par value, unlimited authorized shares; 112,978,994 and 115,211,976 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,269.0	1,274.8
Accumulated other comprehensive loss	(139.1)	(134.8)
Retained deficit	(1,142.6)	(1,158.4)
Total Atlantic Power Corporation shareholders’ equity	(12.7)	(18.4)
Preferred shares issued by a subsidiary company	207.3	215.2
Total equity	194.6	196.8
Total liabilities and equity	$1,113.1	$1,158.8

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended March 31,

	2018	2017
Project revenue:
Energy sales	$38.4	$37.1
Energy capacity revenue	20.1	19.5
Other	21.5	41.8
	80.0	98.4
Project expenses:
Fuel	22.2	28.9
Operations and maintenance	21.2	20.4
Depreciation and amortization	23.8	29.5
	67.2	78.8
Project other income:
Change in fair value of derivative instruments	3.8	(1.2)
Equity in earnings of unconsolidated affiliates	12.3	9.0
Interest, net	(0.6)	(2.2)
Other income, net	—	0.1
	15.5	5.7
Project income	28.3	25.3

Administrative and other expenses:
Administration	6.0	6.4
Interest expense, net	15.1	17.3
Foreign exchange (gain) loss	(8.2)	2.5
Other income, net	(2.0)	—
	10.9	26.2
Income (loss) from operations before income taxes	17.4	(0.9)
Income tax expense (benefit)	3.2	(0.3)
Net income (loss)	14.2	(0.6)
Net (loss) income attributable to preferred shares of a subsidiary company	(1.7)	2.1
Net income (loss) attributable to Atlantic Power Corporation	$15.9	$(2.7)
Net income (loss) per share attributable to Atlantic Power Corporation:
Basic	$0.14	$(0.02)
Diluted	$0.12	$(0.02)
Weighted average number of common shares outstanding:
Basic	114.8	114.8
Diluted	137.5	114.8

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2018	2017
Cash provided by operating activities:
Net income (loss)	$14.2	$(0.6)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23.8	29.5
Stock-based compensation	0.5	0.4
Equity in earnings from unconsolidated affiliates	(12.3)	(9.0)
Distributions from unconsolidated affiliates	6.6	3.7
Unrealized foreign exchange (gain) loss	(8.0)	2.5
Change in fair value of derivative instruments	(3.8)	1.2
Change in fair value of convertible debenture conversion option derivative	(2.1)	—
Amortization of debt discount and deferred financing costs	3.4	2.7
Change in deferred income taxes	2.2	(1.2)
Change in other operating balances
Accounts receivable	26.1	0.2
Inventory	1.6	(0.1)
Prepayments and other assets	0.8	(3.2)
Accounts payable	3.2	(0.4)
Accruals and other liabilities	(5.9)	8.4
Cash provided by operating activities	50.3	34.1

Cash used in investing activities:
Purchase of property, plant and equipment	(1.1)	(2.0)
Cash used in investing activities	(1.1)	(2.0)

Cash used in financing activities:
Proceeds from convertible debenture issuance	92.2	—
Repayment of convertible debentures	(88.1)	—
Common share repurchases	(6.4)	—
Preferred share repurchases	(4.0)	—
Repayment of corporate and project-level debt	(32.4)	(27.4)
Deferred financing costs	(4.8)	—
Dividends paid to preferred shareholders	(2.2)	(2.1)
Cash used in financing activities:	(45.7)	(29.5)

Net increase in cash and cash equivalents	3.5	2.6
Cash, restricted cash and cash equivalents at beginning of period	84.8	98.8
Cash, restricted cash and cash equivalents at end of period	$88.3	$101.4

Supplemental cash flow information
Interest paid	$8.6	$13.1
Income taxes paid, net	$1.0	$0.9
Accruals for construction in progress	$0.3	—

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies.  Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies.  The most directly comparable GAAP measure is Project income (loss).  Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net loss on a consolidated basis is provided in Table 7 below.

Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.  A bridge of Project Adjusted EBITDA to Cash Distributions from Projects can be found in the first quarter 2018 presentation on the Company’s website.

Project income (loss) and Project Adjusted EBITDA by project also can be found in the first quarter 2018 presentation on the Company’s website.

Atlantic Power Corporation

Table 7 — Reconciliation of Net income to Project Adjusted EBITDA

(in millions of U.S. dollars)

Unaudited

	Three months ended March 31,
	2018	2017
Net income (loss) attributable to Atlantic Power Corporation	$15.9	$(2.7)
Net (loss) income attributable to preferred share dividends of a subsidiary company	(1.7)	2.1
Net income (loss)	$14.2	$(0.6)
Income tax expense (benefit)	3.2	(0.3)
Income (loss) from operations before income taxes	17.4	(0.9)
Administration	6.0	6.4
Interest expense, net	15.1	17.3
Foreign exchange (gain) loss	(8.2)	2.5
Other income, net	(2.0)	—
Project income	$28.3	$25.3

Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$27.9	$34.9
Interest expense, net	1.0	2.4
Change in the fair value of derivative instruments	(3.8)	1.2
Project Adjusted EBITDA	$53.4	$63.8